BIRNER DENTAL MANAGEMENT SERVICES, INC.

OFFER TO PURCHASE

UP TO 175,000 SHARES OF BIRNER DENTAL MANAGEMENT SERVICES, INC.
COMMON STOCK AT A PRICE NOT GREATER THAN $28.00 NOR LESS THAN $17.50 PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 5:00 P.M. MOUNTAIN TIME
ON SEPTEMBER 29, 2006,
UNLESS THE OFFER IS EXTENDED.

We hereby invite our shareholders to tender up to 175,000 shares of our common stock for purchase by us at a price not greater than $28.00 nor less than $17.50 per share, in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase. We will select the lowest purchase price (the “Purchase Price”) that will allow us to purchase up to 175,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired will be acquired at the same price regardless of whether the shareholder tendered at a lower price. However, because of the “Odd Lot” priority and proration provisions described in this offer to purchase, all of the shares tendered at or below the Purchase Price may not be purchased if more than the number of shares we seek are properly tendered. Shares tendered but not purchased in the offer will be returned to the tendering shareholders at our expense promptly after the expiration of the offer. Our offer is being made upon the terms and subject to the terms described in this offer to purchase.

Our intent is to purchase 175,000 of our shares. In the event that more than 175,000 shares are tendered at or below the Purchase Price, we may exercise our right to purchase up to an additional 2% of our outstanding shares without extending the offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements.

Questions or requests for assistance or for additional copies of this offer to purchase, the letter of transmittal or other tender offer materials may be directed to Computershare Trust Company, Inc., the information agent, at the address and telephone number set forth on the back cover of this offer to purchase, and copies will be furnished promptly at our expense. Shareholders also may contact their broker, dealer, commercial bank or trust company for assistance concerning the offer.

Shares of our common stock are quoted on the Nasdaq Capital Market under the symbol “BDMS.” On August 30, 2006, the last reported sale price of the common stock on the Nasdaq Capital Market was $17.75 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

The date of this offer to purchase is August 31, 2006.

TABLE OF CONTENTS

Summary Term Sheet	1

Forward Looking Statements	5

The Offer	6

1. Number of Shares; Priority of Purchases; Proration	6

2. Tenders by Holders of Fewer Than 100 Shares	7

3. Procedure for Tendering Shares	7

4. Withdrawal Rights	12

5. Acceptance for Payment of Shares and Payment of Purchase Price	12

6. Conditional Tender	13

7. Conditions of the Offer	13

8. Price Range of Shares; Dividends	16

9. Purpose of the Offer; Certain Additional Effects of the Offer; Plans and Proposals	18

10. Information Concerning Birner Dental Management Services, Inc.	20

11. Source and Amount of Funds	26

12. Interest of Directors and Officers; Transactions and Arrangements Concerning Shares	26

13. Legal Matters; Regulatory Approvals	28

14. Certain United States Federal Income Tax Consequences	28

15. Extension of Tender Period; Termination; Amendments	30

16. Fees and Expenses	31

17. Miscellaneous	31

ii

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this document, but you should understand that it does not describe all of the details of the tender offer to the same extent described elsewhere in this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of the tender offer. We have included references to the sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?

Birner Dental Management Services, Inc., which we refer to as “we”, “us” or “Birner Dental” is offering to purchase shares of its common stock, without par value, in a tender offer.

What will the purchase price for the shares be and what will be the form of payment?

All shares we purchase will be purchased at a price not greater than $28.00 nor less than $17.50 per share, in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase. We will select the lowest price that will allow us to purchase up to 175,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired will be acquired at the same price regardless of whether the shareholder tendered at a lower price. If your shares are purchased in the tender offer, you will be paid the Purchase Price in cash, without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See Section 1.

How many shares will we purchase?

We will purchase up to 175,000 shares validly tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date. The 175,000 shares represents approximately 7.6% of our outstanding common stock. We also expressly reserve the right to purchase an additional number of shares not to exceed 2% of our outstanding shares, and could decide to purchase more shares, subject to applicable legal requirements. As of August 9, 2006, there were 2,311,719 shares issued and outstanding. See Section 1. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

Why are we making the tender offer?

We believe that the tender offer is a prudent use of our financial resources given our business profile, assets, recent trading volume and current market price, and that investing in our own shares is an attractive use of capital and an efficient means to provide value to our shareholders. The tender offer also will provide increased liquidity to holders of shares who tender and the opportunity for holders to sell shares without the usual transaction costs associated with open market sales. Depending on market conditions and the availability of capital, our board of directors may authorize additional repurchases pursuant to one or more tender offers. See Section 1. Pursuant to existing board authority, management is also authorized to repurchase up to an additional $599,618 of shares in the open market in the future. See Section 9.

How will we pay for the shares?

Assuming we purchase 175,000 shares in the tender offer at the purchase price of $28.00 per share (the maximum offer price), $4.9 million will be required to purchase such shares, exclusive of related fees and expenses. We have entered into a loan commitment to finance the purchase of the shares. See Section 11.

How long do I have to tender my shares?

You may tender your shares until the tender offer expires. The tender offer will expire on September 29, 2006, at 5:00 p.m., Mountain time, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason, subject to applicable laws. See Section 15.

How will you be notified if we extend the tender offer?

We will issue a press release by 10:00 a.m., Mountain time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section 15.

What will happen if I do not tender my shares?

Upon the completion of the tender offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. See Section 1.

If I tender my shares will I still receive the third quarter dividend?

Yes. See Section 5.

Are there any conditions to the tender offer?

Yes. It is a condition of our obligation to purchase shares pursuant to the tender offer that there not be any reasonable likelihood, as determined by us in our reasonable judgment, that any of the following events will occur (See Section 7):

•	Failure to close on our loan commitment prior to expiration of the tender offer.

•	The tender offer being considered a “going private transaction” under Rule 13e-3 of the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Any pending legal action, or threatened or taken legal action, that might adversely affect the tender offer.

•	Commencement or escalation of a war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism.

•	Decrease in the price of our common stock by more than 15% from the last reported sale price on August 30, 2006.

•	Decline in the Nasdaq Composite Index by more than 10% from the close of business on August 30, 2006.

•	Any person or entity has proposed, announced or made a tender or exchange offer (other than this tender offer), merger, business combination or other similar transaction involving us.

•

Any person or entity (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of our outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) prior to August 30, 2006). In addition, no new group shall have been formed that beneficially owns more than 5% of our outstanding shares.

•	No material adverse change in our business condition (financial or otherwise), assets, income, operations, prospects or stock ownership shall have occurred during the tender offer.

How do I tender my shares?

To tender your shares, prior to 5:00 p.m., Mountain time, on September 29, 2006 (unless the tender offer is extended):

•	you must deliver your share certificate(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this document;

or

•	the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or

•	you must comply with the guaranteed delivery procedure.

If your shares are held through a broker, dealer, commercial bank, trust company or other nominee, you must request such broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. You may also contact the information agent for assistance. See Section 3 and the instructions in the related letter of transmittal.

Special procedures apply to holders of vested options in our stock option plans. See Section 3.

Once I have tendered shares in the tender offer, can I withdraw my tender?

You may withdraw any shares you have tendered at any time before 5:00 p.m., Mountain time, on September 29, 2006, unless we extend the tender offer, in which case you may withdraw tendered shares until the tender offer, as so extended, expires. After the tender offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares after October 27, 2006. See Section 4.

How do I withdraw shares I previously tendered?

You must deliver, on a timely basis, a written notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

Have we or our board of directors adopted a position on the tender offer?

Our board of directors has approved the tender offer. However, neither we nor our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. See Section 9.

Will our directors and executive officers or significant shareholders tender shares in the tender offer?

We have not been advised as to whether our directors, executive officers or significant shareholders intend to tender shares in the tender offer. However, our directors, executive officers and employees who own shares may participate in the offer on the same basis as our other shareholders. See Section 12.

Following the tender offer, will we continue as a public company?

We do not believe that our purchase of shares in the offer could result in the offer being considered a “going private transaction” under Rule 13e-3 of the Exchange Act. We will not be required to accept for purchase any shares tendered if, in our good faith reasonable judgment, any purchase of shares under the offer could result in the offer being considered a “going private transaction” under Rule 13e-3 of the Exchange Act, for us, that is, if our purchase of shares pursuant to this offer would result in our common stock no longer being authorized for trading on the Nasdaq Capital Market. This condition is a nonwaivable condition to our offer. See Section 7.

What happens if more than 175,000 shares are tendered in the tender offer?

We will purchase shares:

•	First, from all holders of “Odd Lots” of fewer than 100 shares who properly tender all of their shares and do not properly withdraw them before the expiration date; and

•	Second, after purchasing the shares from the “Odd Lot” holders, from all other shareholders who properly tender shares, on a pro rata basis. See Section 1.

When will we pay for the shares you tender?

We will pay the Purchase Price, net to you in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. In the event of proration, we do not expect to be able to commence payment for shares until approximately ten business days after the expiration date. See Section 5.

What is the recent market price of my shares?

On August 30, 2006, the last trading day before we announced our intention to make this tender offer, the closing price of our shares on the Nasdaq Capital Market was $17.75. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

Will I have to pay brokerage commissions if I tender my shares?

If you are a registered shareholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 1 and Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, if you are a U.S. Holder (as defined in Section 14), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. In addition, the receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment, or (2) a dividend. If you are a non-U.S. Holder (as defined in Section 14), you are urged to consult your tax advisor regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Section 14.

If you are a U.S. Holder, you should complete the Substitute Form W-9 included in your letter of transmittal. Any tendering shareholder or other payee that fails to complete, sign and return to the Depositary the Substitute Form W-9 included in the letter of transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to United States backup withholding. Such withholding would be equal to 28% of the gross proceeds paid to the shareholder or other payee pursuant to the tender offer. Different rules on filings in respect of withholding of tax apply to foreign shareholders. See Section 3.

Will I have to pay any stock transfer tax if I tender my shares?

If you instruct the depositary, Computershare Trust Company, Inc., in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom can I talk to if I have questions?

The information agent can help answer your questions. The information agent is Computershare Trust Company, Inc. Its contact information is set forth on the back cover page of this document.

FORWARD LOOKING STATEMENTS

This offer to purchase and the documents to which we refer you contain forward-looking statements. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding our financial position, results of operations, market position, product development, growth opportunities, economic conditions and other similar forecasts and statements of expectation. We generally indicate these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee” and similar words or phrases. These forward-looking statements are not guarantees of future performance and are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements.

Such forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from anticipated results. These risks and uncertainties include regulatory constraints, changes in laws or regulations concerning the practice of dentistry or dental practice management companies, the availability of suitable new markets and suitable locations within such markets, changes in the our operating or expansion strategy, the general economy of the United States and the specific markets in which our offices are located or are proposed to be located, trends in the health care, dental care and managed care industries, as well as the risk factors set forth in Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005, and other factors as may be identified from time to time in our filings with the SEC or in our press releases.

THE OFFER

1. NUMBER OF SHARES; PRIORITY OF PURCHASES; PRORATION

General

Upon the terms and subject to the conditions described in this document and in the letter of transmittal, we will purchase up to up to 175,000 shares of our common stock that are properly tendered and not withdrawn in accordance with Section 4, at a price not greater than $28.00 nor less than $17.50 per share, in cash, without interest, on or prior to the expiration date of the offer. The later of 5:00 p.m., Mountain time, on September 29, 2006, or the latest time and date to which the offer is extended pursuant to Section 15, is referred to herein as the “expiration date.”

We will select the lowest Purchase Price that will allow us to purchase up to 175,000 shares or, if a lesser number of shares are properly tendered (as described in Section 3), all shares that are properly tendered and not withdrawn. All shares acquired will be acquired at the same price regardless of whether the shareholder tendered at a lower price. If this offer is oversubscribed as described below, only shares tendered at the Purchase Price on, or prior to, the expiration date will be eligible for proration. The proration period also expires on the expiration date. All shares not purchased pursuant to this offer, including shares not purchased because of proration, will be returned to the tendering shareholders at our expense promptly following the expiration date.

Our intent is to purchase 175,000 of our shares. In the event that more than 175,000 shares are tendered at or below the Purchase Price, we may exercise our right to purchase up to an additional 2% of our outstanding shares without extending the offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal requirements.

This offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to certain other conditions. See Section 7.

We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which the offer is open by giving oral or written notice of such extension to the depositary and making a public announcement thereof. See Section 15. There can be no assurance, however, that we will exercise our right to extend the offer.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Mountain time.

Copies of this offer to purchase and the related letter of transmittal are being mailed to record holders of shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

Priority of Purchases

Upon the terms and subject to the conditions of this offer, if 175,000 or fewer shares have been validly tendered and not withdrawn on or prior to the expiration date, we will purchase all the shares.

Upon the terms and subject to the conditions of this offer, if more than 175,000 shares have been validly tendered and not withdrawn on or prior to the expiration date, we will purchase shares in the following order of priority:

•

First, all shares validly tendered and not withdrawn on or prior to the expiration date by or on behalf of any shareholder who owns of record or beneficially an aggregate of fewer than 100 shares and who validly tenders all of such shares (partial tenders will not qualify for this preference) and completes the box captioned “Odd Lots” on the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

•

Second, after purchase of all the shares properly tendered by odd lot holders, all other shares validly tendered and not withdrawn on or prior to the expiration date on a pro rata basis, if necessary, with appropriate adjustments to avoid purchases of fractional shares. We will purchase the same percentage of shares tendered from each tendering shareholder in this second category. We will announce the proration percentage, if it is necessary, after the offer expires.

Proration

If proration of tendered shares is required, we will determine the final proration factor promptly after the expiration date. Proration for each shareholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares tendered by the shareholder to the total number of shares tendered by all shareholders at or below the Purchase Price selected by us. This ratio will be applied to shareholders tendering shares to determine the number of shares, rounded up to the nearest whole share, that will be purchased from each shareholder pursuant to our offer.

Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the odd lot procedures described in Section 2, we do not expect that we will be able to announce the final proration percentage until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. In the event of a proration, we anticipate that we will commence payment on the tendered shares within ten business days after the expiration date.

As described in Section 14, the number of shares that we will purchase from a shareholder under our offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares. The letter of transmittal affords each shareholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a shareholder decide to do so for federal income tax reasons.

2. TENDERS BY HOLDERS OF FEWER THAN 100 SHARES

Upon the terms and subject to the conditions of the offer, all shares validly tendered and not withdrawn on or prior to the expiration date by or on behalf of any shareholder who owned of record or beneficially an aggregate of fewer than 100 shares, will be accepted for purchase before proration, if any, of other tendered shares. This preference is not available to record or beneficial holders of 100 or more shares, even if the holders have separate stock certificates for fewer than 100 shares. By accepting this offer, a shareholder owning of record or beneficially fewer than 100 shares will avoid the payment of brokerage commissions and the applicable odd lot discount payable in a sale of such shares in a transaction effected on a securities exchange.

As of April 10, 2006, there were approximately 208 holders of record of our common stock. Approximately 169 of these holders of record held individually fewer than 100 shares and held in the aggregate approximately 2,787 shares. Because of the large number of shares held in the names of brokers and nominees, we are unable to estimate the exact number of beneficial owners of fewer than 100 shares or the aggregate number of shares they own. Any shareholder wishing to tender all of his or her shares pursuant to this section should complete the box captioned “Odd Lots” on the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

3. PROCEDURE FOR TENDERING SHARES

To tender shares pursuant to our offer, either (1) or (2) below must occur:

(1) A properly completed and duly executed letter of transmittal, together with any required signature guarantees and any other documents required by the letter of transmittal, must be received by the depositary at its address set forth on the back cover of this offer to purchase and either (i) certificates for the shares to be tendered must be received by the depositary at such address or (ii) the shares must be delivered pursuant to the procedures for book-entry transfer described below, and a confirmation of the delivery received by the depositary including an agent’s message (described under “Book Entry Delivery” below), in each case on or prior to the expiration date.

(2) You must comply with the guaranteed delivery procedure set forth below (described under “Guaranteed Delivery” below).

If you submit multiple letters of transmittal, you may withdraw all or any portion of the shares transferred pursuant to a single notice of withdrawal made in accordance with Section 4 of this document.

IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH SHAREHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST CHECK ONE OF THE BOXES IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED “SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER” INDICATING THE PRICE (IN INCREMENTS OF $0.25) AT WHICH SHARES ARE BEING TENDERED.

A shareholder must indicate a specific price (in increments of $0.25) at which such shareholder’s shares are being tendered by checking a box under the section captioned “Shares Tendered at Price Determined by Shareholder.” A shareholder who wishes to tender shares at more than one price must complete a separate letter of transmittal for each price at which shares are being tendered. The same shares may not be tendered at more than one price unless such shares are previously withdrawn according to the terms of the offer.

A TENDER OF SHARES WILL BE PROPER IF, AND ONLY IF, ON THE APPROPRIATE LETTER OF TRANSMITTAL ONE OF THE BOXES IN THE SECTION CAPTIONED “SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER” IS CHECKED. SHAREHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THEIR BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF SHAREHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS.

Odd lot holders who tender all their shares must also complete the section captioned “Odd Lots” in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

In cases where shares are tendered by a registered holder of our common stock who has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the letter of transmittal, all signatures on the letters of transmittal must be guaranteed by an “eligible institution.” An “eligible institution” is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act. If the certificates are registered in the name of a person other than the signer of the letter of transmittal, or if certificates for unpurchased shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

A tender of shares pursuant to the procedures described in this section will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of our offer.

The method of delivering all documents, including certificates for shares, the letter of transmittal and any other required documents, is at your election and risk. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

All deliveries in connection with our offer, including a letter of transmittal and certificates for shares, must be made to the depositary and not to us or the book-entry transfer facility. Any documents delivered to us or the book-entry transfer facility will not be forwarded to the depositary and therefore will not be deemed to be properly tendered. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery

The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of our offer within two business days after the date of this document. Any financial institution that is a participant in the system of the book-entry transfer facility may make book-entry delivery of shares by causing the book-entry transfer facility to transfer the shares into the depositary’s account in accordance with the depositary’s procedure for the transfer. Even though delivery of shares may be effected through book-entry transfer into the depositary’s account at the book-entry transfer facility, either (1) or (2) below must occur for a valid tender:

(1) A properly completed and duly executed letter of transmittal or a manually signed copy thereof, or an agent’s message, as defined below, together with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover of this offer on or prior to the expiration date.

(2) You must comply with the guaranteed delivery procedures set forth below (described under “Guaranteed Delivery” below).

Delivery of the letter of transmittal (or other required documentation) to the book-entry transfer facility does not constitute delivery to the depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant.

Guaranteed Delivery

If you want to tender your shares pursuant to our offer but your share certificates are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary prior to the expiration date, you can still tender your shares if all the following conditions are met:

•	the tender is made by or through an eligible institution;

•

the depositary receives by hand, mail, or overnight courier, prior to the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, with signatures guaranteed by an eligible institution; and

•	the depositary receives, within three trading days after the date of its receipt of the notice of guaranteed delivery:

•	the certificates for all tendered shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer as described above;

•	a properly completed and duly executed letter of transmittal or an agent’s message in the case of a book-entry transfer, and

•	any other documents required by the letter of transmittal.

In any event, the exchange of the Purchase Price for shares tendered and accepted for purchase pursuant to our offer will be made only after timely receipt by the depositary of certificates for the shares, properly completed, duly executed letter(s) of transmittal and any other required documents.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance or purchase of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive prior to the expiration date any condition (other than the nonwaivable conditions) or any defect or irregularity in the tender of any shares. If a condition is waived for any particular shareholder, the same condition will be waived for all shareholders who tender shares. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Our interpretation of the terms and conditions of our offer (including this document, the letter of transmittal and its instructions and other offer materials) will be final and binding. Neither we, the depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification.

Procedure for Shares Held By Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the broker, dealer, commercial bank, trust company or other nominee if you wish to tender your shares. You should contact your broker, dealer, commercial bank, trust company or other nominee in sufficient time to permit notification of your desire to tender to reach the depositary by the expiration date of our offer.

Procedure for Vested Options Held in Our Stock Option Plan

If you hold vested options in any of our stock option plans, then you may exercise such vested options as indicated in the special instructions separately sent to you by paying the cash exercise price and receiving shares which you may then tender by following the instructions set forth in the letter of transmittal. You must exercise your options by not later than 3:00 p.m. Mountain time on September 22, 2006, in order to obtain shares to tender by the expiration date.

Your Representations and Warranties; Our Acceptance Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period, the person so tendering:

•	has a “net long position” equal to or greater than the amount of (i) shares tendered or (ii) securities immediately convertible into, or exchangeable or exercisable for, the subject securities; and

•	will deliver or cause to be delivered the shares in accordance with the terms of the offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

•	you have a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4; and

•	the tender of shares complies with Rule 14e-4.

Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and us upon the terms and conditions of our offer described in this and related documents.

U.S. Federal Income Tax Withholding

Under the federal income tax backup withholding rules, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the depositary and certifies, under penalties of perjury, that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the depositary, each tendering shareholder that is a U.S. Holder (as defined in Section 14) should complete and sign the Substitute Form W-9 included as part of the letter of transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement (generally a Form W-8BEN), signed under penalties of perjury, attesting to that individual’s exempt status. Such forms can be obtained from the depositary. See Instruction 11 of the letter of transmittal. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a shareholder’s U.S. federal income tax liability, provided that the required information is furnished.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

Gross proceeds payable pursuant to the offer to a non-U.S. Holder (as defined in Section 14) or his or her agent will be subject to withholding of federal income tax at a rate of 30%, unless the non-U.S. Holder establishes that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. A non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax if such shareholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or if such shareholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a non-U.S. Holder must deliver to the depositary before the payment a properly completed and executed Form W-8BEN. Such form can be obtained from the depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the depositary a properly executed Form W-8BEN. Such form can be obtained from the depositary. See Instruction 11 of the letter of transmittal. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a reduction to or an exemption from the withholding tax and the refund procedure.

For a discussion of material United States federal income tax consequences to tendering shareholders, see Section 14.

Lost or Destroyed Certificates

If your certificate(s) for part or all of your shares have been lost, stolen, misplaced or destroyed, you should contact Computershare Trust Company, Inc. at 1-800-962-4284 (extension 4732) and indicate that fact on the letter of transmittal. You may be required to post a bond to secure against the risk that the certificates may be subsequently recirculated. See instruction 15 of the letter of transmittal.

4. WITHDRAWAL RIGHTS

Tenders of shares made pursuant to the offer may be withdrawn at any time prior to the expiration date. Thereafter, tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, Mountain time, October 27, 2006, unless previously accepted for payment by us as provided in this offer to purchase. If we extend the period of time during which the offer is open, are delayed in purchasing shares or are unable to purchase shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the depositary may, on our behalf, retain all shares tendered, and the shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the offer shall either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the offer.

Withdrawal of Shares Held in Physical Form. For a withdrawal to be effective, a holder of shares held in physical form must provide a written notice of withdrawal to the depositary at its address set forth on the back cover page of this offer before the expiration date, which notice must contain: (1) the name of the person who tendered the shares; (2) a description of the shares to be withdrawn; (3) the certificate numbers shown on the particular certificates evidencing the shares; (4) the signature of the shareholder executed in the same manner as the original signature on the letter of transmittal, including any signature guarantee, if such original signature was guaranteed; and (5) if the shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal that lacks any of the required information will not be an effective withdrawal of a tender previously made.

Withdrawal of Shares Held with the Book-Entry Transfer Facility. For a withdrawal to be effective, a holder of shares held with the book-entry transfer facility must: (1) call his or her broker and instruct the broker to withdraw the tender of shares by debiting the depositary’s account at the book-entry transfer facility for all shares to be withdrawn; and (2) instruct the broker to provide a written notice of withdrawal to the depositary on or before the expiration date. The notice of withdrawal must contain (a) the name of the person who tendered the shares; (b) a description of the shares to be withdrawn; and (c) if the shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal that lacks any of the required information will not be an effective withdrawal of a tender previously made.

Any permitted withdrawals of tenders of shares may not be rescinded, and any shares so withdrawn will thereafter be deemed not validly tendered for purposes of the offer; provided, however, that withdrawn shares may be re-tendered by following the procedures for tendering prior to the expiration date.

All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. Neither we, the information agent, the depositary nor any other person is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the offer, including the proration provisions of the offer, and promptly after the expiration date, we (1) will determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares so tendered and the prices specified by tendering shareholders, and (2) will accept for payment and pay for, and thereby purchase, up to 175,000 shares properly tendered at prices at or below the

Purchase Price and not properly withdrawn before the expiration date. Thereafter, payment for all shares validly tendered on or prior to the expiration date and accepted for payment pursuant to the offer will be made promptly by the depositary by check. Payment for shares accepted pursuant to the offer will be made only after timely receipt by the depositary of: (1) certificates for such shares or confirmation of a book-entry transfer of such shares into the depositary’s account at the book-entry transfer facility; (2) a properly completed and duly executed letter of transmittal or a manually signed copy thereof, with any required signature guarantees, or, in the case of a book-entry delivery, an agent’s message; and (3) any other required documents.

For purposes of the offer, we will be deemed to have accepted for payment, and thereby purchased, subject to proration, shares that are validly tendered and not withdrawn as, if and when we give oral or written notice to the depositary of our acceptance for payment of the shares. In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any such proration until approximately seven to ten business days after the expiration date. We will pay for shares that we have purchased pursuant to the offer by depositing the aggregate purchase price therefor with the depositary. The depositary will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders. Under no circumstances will interest be paid on amounts to be paid to tendering shareholders, regardless of any delay in making such payment.

Certificates for all shares not purchased pursuant to this offer to purchase will be returned, or, in the case of shares tendered by book-entry transfer, the shares will be credited to an account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, promptly following the expiration date without expense to the tendering shareholder.

Payment for shares may be delayed in the event of difficulty in determining the number of shares properly tendered or if proration is required. See Section 1. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the offer. See Section 7.

We will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any shares to us or our order pursuant to the offer. If, however, payment of the purchase price is to be made to, or a portion of the shares delivered, whether in certificated form or by book-entry, but not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered shares are registered in the name of any person other than the person signing the letter of transmittal, unless the person is signing in a representative or fiduciary capacity, the amount of any stock transfer taxes, whether imposed on the registered holder, such other person or otherwise, payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 9 to the letter of transmittal.

Tendering shareholders will receive our third quarter dividend relating to their shares.

Any tendering shareholder or other payee who fails to complete fully and sign the substitute Form W-9 included in the letter of transmittal or, in the case of a foreign individual, a Form W-8, may be subject to required federal income tax withholding of 28% of the gross proceeds paid to such shareholder or other payee pursuant to the offer. See Section 3.

6. CONDITIONAL TENDER

Shareholders will not be permitted to “conditionally tender” their shares by requiring us to purchase a minimum number of the shares tendered. Under certain circumstances and subject to the exceptions set forth in Section 1, we may prorate the number of shares purchased pursuant to the offer. As discussed in Section 14, the number of shares to be purchased from a particular shareholder might affect the tax treatment of the purchase for the shareholder and the shareholder’s decision whether to tender. Each shareholder is urged to consult with his or her own tax advisor.

7. CONDITIONS OF THE OFFER

Notwithstanding any other provisions of our offer, we will not be required to accept for purchase or purchase any shares, may postpone the acceptance for purchase of or the purchase of shares tendered, and may cancel, terminate or amend our offer as provided herein if any of the following conditions are not satisfied or waived on or before the expiration date.

Financing

We will not be obligated to close the offer if, prior to the expiration of the offer, we fail to close on our $5 million fixed rate term loan commitment. We expect to fund the purchase of the shares tendered in this offer from the borrowings under such loan. This condition is a nonwaivable condition to our offer. See Section 11.

Avoidance of Rule 13e-3 Transaction Condition

We may amend or terminate the offer, and will not be required to accept for purchase any shares tendered if, in our good faith reasonable judgment, any purchase of shares under the offer could result in the offer being considered a “going private transaction” under Rule 13e-3 of the Exchange Act, for us, that is, if our purchase of shares pursuant to this offer would result in our common stock no longer being authorized for trading on the Nasdaq Capital Market. This condition is a nonwaivable condition to our offer.

A tender offer may also be considered a “going private transaction” under Rule 13e-3 of the Exchange Act if it results in us being held of record by fewer than 300 holders. However, we currently have fewer than 300 holders of record. Therefore, this offer cannot “result” in us being held of record by fewer than 300 holders. We have been advised that having fewer than 300 record holders before commencement of the offer will not cause the offer to be considered a “going private transaction”.

As of August 9, 2006, there were approximately 208 record holders and approximately 647 beneficial owners of our shares.

No Legal Prohibition Condition

We will not be obligated to close the offer if a preliminary or permanent injunction, decree or order has been entered or threatened by any governmental authority, or another legal restraint or prohibition is in effect, that either:

•	enjoins, restrains or prohibits our offer; or

•

in our reasonable judgment, could materially and adversely affect our business, financial condition, income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or our ability to purchase 175,000 shares of our common stock in the offer.

As of the date of this document, no such injunction, decree, order, restraint or prohibition exists, nor to our knowledge has any of the foregoing been threatened. However, we can give no assurance that an injunction, decree, order, restraint or prohibition will not exist in the future.

We reserve the right (but are not obligated), subject to the rules and regulations of the SEC, to waive this condition, in whole or in part, on or before the expiration date.

Material Adverse Change Condition

We will not be obligated to close the offer if, after the date of this document, any of the following has occurred:

•	the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•

any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in our reasonable judgment, might materially affect the extension of credit by banks or other lending institutions in the United States;

•

a decrease in the market price of our shares of more than 15% measured from the close of trading on August 30, 2006, the last trading day preceding the date this offer was announced, and the close of trading on the last trading day prior to expiration of this offer;

•

any change in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on our business, financial condition, income, operations or prospects, or on the trading in our shares;

•	any decline in the Nasdaq Composite Index by an amount in excess of 10% measured from the close of trading on August 30, 2006; or

•

any change or event has occurred or is threatened in our subsidiaries’ business condition (financial or otherwise), assets, income, operations or prospects or stock ownership that, in our reasonable judgment, is or is reasonably likely to have a material adverse effect on us or our subsidiaries.

No Competing Offer Condition

We will not be obligated to close the offer if, after the date of this document, a tender or exchange offer with respect to some or all of the shares (other than our offer), or merger, acquisition proposal or other business combination for us has been proposed, announced or made by another person or we have learned that:

•

any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the SEC on the date of this document);

•

any such person or group that on or prior to the date of this document had filed such a Schedule with the SEC thereafter has acquired or has proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise, beneficial ownership of additional shares representing 2% or more of our outstanding shares; or

•

any person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their assets.

We are not aware of any such event having occurred. In any event, we reserve the right (but are not obligated), subject to the rules and regulations of the SEC, to waive this condition, in whole or in part, prior to the expiration date.

Effect of Failing to Satisfy Conditions

If any of the conditions have not been satisfied or, if waivable, not waived by the expiration date, we may elect either to:

•

extend the expiration date and our offer and retain all shares tendered until the expiration date of the offer as extended, subject to the right of a tendering shareholder to withdraw his or her shares;

•

waive the conditions (other than the condition regarding going private and the condition regarding no legal prohibitions), extend our offer for a period of ten business days if our offer is scheduled to expire prior thereto if such waiver constitutes a material change in our offer, and thereafter purchase all properly tendered shares; or

•	terminate our offer and purchase none of the shares and return all tendered shares.

We will not accept for purchase any shares pursuant to our offer until such time as the conditions have been satisfied or waived. If a condition is waived for any particular shareholder, we will waive it with respect to all shareholders.

8. PRICE RANGE OF SHARES; DIVIDENDS

Our common stock is listed on the Nasdaq Capital Market under the symbol “BDMS.” The following table sets forth the high and low sales prices for our common stock as reported on the Nasdaq Capital Market. On July 13, 2005, we announced that our board of directors declared a 2-for-1 stock split of our common stock. The 2-for-1 stock split, which was effected as a stock dividend, was distributed on August 8, 2005 to shareholders of record at the close of business on August 1, 2005. The stock split increased the number of shares outstanding on August 8, 2005 from 1,210,295 to 2,420,590. The share prices, dividends per share and number of shares purchased prior to August 8, 2005 listed in the tables below have been adjusted to reflect the stock split.

	HIGH	LOW

2004

First Quarter	$8.39	$6.11

Second Quarter	8.84	7.50

Third Quarter	9.85	7.88

Fourth Quarter	10.50	7.96

2005

First Quarter	$13.63	$9.18

Second Quarter	14.80	10.75

Third Quarter	18.00	13.50

Fourth Quarter	21.53	16.00

2006

First Quarter	$21.07	$17.00

Second Quarter	17.50	14.96

Third Quarter (through August 23, 2006)	17.53	14.72

On August 30, 2006, the last trading day before we announced our intention to make this offer, the closing price of our shares on the Nasdaq Capital Market was $17.75. On August 29, 2006, the next to the last trading day prior to the commencement of the offer, the closing price of the shares on the Nasdaq Capital Market was $17.30. WE URGE YOU TO OBTAIN MORE CURRENT MARKET QUOTATIONS FOR THE SHARES.

On March 9, 2004, we announced a quarterly cash dividend of $.0375 per share. On February 10, 2005, we announced an increase in the amount of the quarterly dividend to $.10 per share. On January 10, 2006, we announced an increase in the amount of the quarterly dividend to $.13 per share. However, the payment of dividends in the future is subject to the discretion of our board of directors, and various factors may prevent us from paying dividends. Such factors include the our financial position, capital requirements and liquidity, the existence of a stock repurchase program, any loan agreement restrictions, state corporate law restrictions, results of operations and such other factors as our board of directors may consider relevant. The table below sets forth the frequency and dividends paid per share over the last two years.

Dividend
2004

First Quarter	$.0375

Second Quarter	$.0375

Third Quarter	$.0375

Fourth Quarter	$.0375

2005

First Quarter	$.10

Second Quarter	$.10

Third Quarter	$.10

Fourth Quarter	$.10

2006

First Quarter	$.13

Second Quarter	$.13

We have repurchased 425,900 shares of common stock during the two years ended August 31, 2006. The table below sets forth the number of shares purchased, the range of prices paid and the average purchase price paid for each quarter from 2004 though today.

	Number of Shares Purchased	Price Range of Shares Purchased	Average Price of Shares Purchased

2004

First Quarter	83,000	$6.38-$6.70	$6.57

Second Quarter	None	N/A	N/A

Third Quarter	None	N/A	N/A

Fourth Quarter	25,000	$9.30-$9.30	$9.30

2005

First Quarter	70,000	$9.00-$10.30	$9.56

Second Quarter	127,364	$12.00-$12.00	$12.00

Third Quarter	33,822	$15.64-$17.61	$16.91

Fourth Quarter	80,775	$17.61-$19.40	$19.08

2006

First Quarter	1,147	$17.20-$18.10	$17.68

Second Quarter	86,793	$15.00-$17.21	$15.31

Third Quarter (through August 31, 2006)	999	$15.00-$16.30	$15.68

9.	PURPOSE OF THE OFFER; CERTAIN ADDITIONAL EFFECTS OF THE OFFER; PLANS AND PROPOSALS

We are making this offer because our board of directors has evaluated our operations, strategy and expectations for the future and continues to believe that purchasing our own shares is an attractive use of capital and an efficient means to provide value to our shareholders. The offer permits us to accelerate these purchases, and we believe that the offer is a prudent use of our financial resources given our business profile, assets, recent trading volume and current market price. We believe that our current financial resources and debt capacity exceed the financial requirements of our business.

We believe that the offer set forth herein represents a mechanism to provide all shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of capital if they so elect. This format of repurchase provides a method for shareholders not participating to increase their relative percentage ownership interest in us and at no additional cost. The offer also provides shareholders with an opportunity to obtain liquidity with respect to their shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

We have previously repurchased shares as a means of increasing shareholder value. Since January 1, 2002, we have repurchased approximately 1.3 million shares of our common stock for total consideration of $11.5 million, an average price of $8.63 per share. Management is currently authorized by the board to repurchase up to an additional $599,618 of shares in the open market in the future.

After the offer is completed, we may continue to repurchase shares under our current repurchase program subsequent to the termination of the offer or engage in other stock repurchase transactions. However, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than in the offer, until at least 10 business days after the expiration date.

In setting the price for our offer, we considered the funds available to us and the impact on pro forma earnings per share. Our goal was to structure the size and price of our offer so that it would be appealing to shareholders who may be interested in selling their shares and beneficial to shareholders who may be interested in retaining their shares.

We believe the offer may be attractive to our shareholders for the following reasons:

•	The offer gives shareholders liquidity by giving them opportunity to sell their shares for cash without the usual transaction costs associated with open-market sales.

•	The offer provides shareholders with the opportunity to sell their shares for a price that may be greater than market prices prevailing prior to the announcement of the offer.

•

Odd lot holders who tender shares pursuant to the offer will avoid the payment of brokerage commissions for their sale of shares directly to us and will avoid any applicable odd lot discounts payable on sales of odd lots.

•	The offer allows shareholders to sell a portion of their shares while retaining a continuing ownership interest in us subject to the risks and rewards inherent in owning equity securities.

•	Shareholders who do not tender their shares pursuant to the offer will proportionately increase their relative ownership interest in us.

•	To the extent the purchase of shares in the offer results in a reduction in the number of shareholders of record, the costs to us for services to shareholders will be reduced.

Shareholders may be able to sell non-tendered shares in the future through the Nasdaq Capital Market, at a net price higher or lower than the purchase price in the offer. We give no assurances, however, as to the price at which a shareholder will be able to sell our shares in the offer or in the future. Shareholders who hold shares through brokers or banks are urged to consult their brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through the brokers or banks.

The offer also presents some potential risks and disadvantages to us and our continuing shareholders:

•	The offer will result in a decrease in the amount of our cash and an increase in our indebtedness.

•

The offer will reduce the number of shares owned by outside shareholders and available for trading in the securities markets (sometimes called “public float”). As of August 9, 2006, there were 2,311,719 shares issued and outstanding. Assuming we acquire 175,000 shares in the offer and assuming that shares underlying vested options are not tendered in the offer, 2,136,719 shares will be outstanding immediately after the offer. This may result in lower stock prices or reduced liquidity in the trading markets for our shares. We believe that following our purchase of shares pursuant to the offer, our remaining shares will continue to qualify to be listed on the Nasdaq Capital Market. We will not be required to accept for purchase any shares tendered if, in our good faith reasonable judgment, any purchase of shares under the offer could result in the offer being considered a “going private transaction” under Rule 13e-3 of the Exchange Act, for us, that is, if our purchase of shares pursuant to this offer would result in our common stock no longer being authorized for trading on the Nasdaq Capital Market. This condition is a nonwaivable condition to our offer. See Section 7.

Neither we nor our board of directors makes any recommendation to any shareholder as to whether to tender all or any shares. Each shareholder must make his or her own decision whether to tender shares and, if so, how many shares to tender and at what price. Our directors, officers and employees who own shares may participate in the offer on the same basis as our other shareholders. See Section 12 for information about the stock ownership of our directors and executive officers.

Certain Additional Effects of the Tender Offer

Shares that we acquire pursuant to the offer will be cancelled and will have the status of authorized but not issued shares.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of the shares pursuant to the offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

Plans or Proposals

Except as disclosed elsewhere in this offer to purchase, or as may occur in the ordinary course of our business, we currently have no plans, proposals or negotiations that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries’ assets;

•	Any material change in our present dividend rate or policy, indebtedness or capitalization;

•

any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	Any other material change in our corporate structure or business;

•

a class of our equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

•	a class of our equity securities being terminated from registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional Birner Dental securities, or the disposition of our securities; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

We reserve the right to change our plans and intentions at any time, as we deem appropriate.

10.	INFORMATION CONCERNING BIRNER DENTAL MANAGEMENT SERVICES, INC.

We acquire, develop, and manage geographically dense dental practice networks in select markets, currently including Colorado, New Mexico and Arizona. We were formed in May 1995 as a Colorado corporation. The address of our principal executive offices is 3801 East Florida Avenue, Suite 508, Denver, Colorado 80210, and our telephone number is (303) 691-0680.

We are subject to the reporting requirements of the Exchange Act, and file with the SEC periodic reports and other information relating to our business, financial condition and other matters. We are required to disclose in these periodic reports certain information, concerning our directors and executive officers, their compensation, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO that includes additional information with respect to this offer. This material and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the SEC’s customary charges, by writing to the Public Reference Section at 100 F Street, NE, Washington, D.C. 20549. The SEC also maintains a web site on the Internet at

http://www.sec.gov that contains periodic reports and information statements and other information regarding registrants that file electronically with the SEC.

We “incorporate by reference” to certain information filed by us with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference contain important information about us and are an important part of this offer to purchase. We incorporate by reference the documents listed below, which have been filed with the SEC, and any future filings we may make with the SEC under the Exchange Act. However, we are not incorporating any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K. The following documents are incorporated herein by reference, including the financial statements appearing therein:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 and June 30, 2006;

•	Current Reports on Form 8-K filed on January 9, 2006, January 13, 2006, March 15, 2006, April 18, 2006, April 27, 2006, and June 14, 2006; and

•	The description of our common stock contained in the Registration Statement on Form 8-A filed on November 13, 1997.

You can obtain these documents from us or from the SEC’s website as described above. You can obtain the documents from us, without charge, by requesting them in writing or by telephone from us at 3801 East Florida Avenue, Suite 508, Denver, Colorado 80210, ATTN: Corporate Secretary, (303) 691-0680. Please be sure to include your complete name and address in the request.

Selected Historical and Pro Forma Financial Information

Condensed Historical Financial Information. Set forth below is condensed consolidated historical financial information. The historical financial information for the years ended December 31, 2005 and December 31, 2004 was derived from the audited consolidated financial statements and other information included in our Annual Report on Form 10-K for the year ended December 31, 2005. The historical financial information for the six months ended June 30, 2006 and June 31, 2005 was derived from the unaudited consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. This information is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein, copies of which may be obtained as set forth below above.

BIRNER DENTAL MANAGEMENT SERVICES, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Six months ended June 30,		Fiscal Year ended December 31,

	2006	2005(a)	2005	2004(a)

Condensed Consolidated Income Statement:
Total dental group practice revenue	$29,146,349	$26,694,923	$52,526,276	$46,460,595
Net Revenue	20,231,498	18,761,015	36,716,117	32,170,405
Income from continuing operations	1,325,491	1,332,911	2,164,303	1,567,198
Net income	1,325,491	1,332,911	2,164,303	1,379,597

Net income per share of Common Stock - Basic:
Continuing operations	$0.56	$0.57	$0.91	$0.65
Discontinued operations	$—	$—	$—	$(0.08)
Net income per share of Common Stock	$0.56	$0.57	$0.91	$0.57

Net income per share of Common Stock - Diluted
Continuing operations	$0.52	$0.52	$0.82	$0.60
Discontinued operations	$—	$—	$—	$(0.07)
Net income per share of Common Stock	$0.52	$0.52	$0.82	$0.53

Weighted average shares used in calculation:
Basic	2,349,824	2,342,994	2,367,923	2,415,844
Diluted	2,546,337	2,587,816	2,624,286	2,631,054

Condensed Consolidated Balance Sheet
Assets
Cash and cash equivalents	$763,302	$1,006,352	$921,742	$756,181
Total current assets	5,148,650	5,519,124	4,903,121	4,749,182
Noncurrent assets	18,181,785	16,683,267	17,130,349	17,110,657
Total assets	23,330,435	22,202,391	22,033,470	21,859,839

Liabilities and stockholders’ equity
Total current liabilities	$5,764,935	$5,831,337	$4,998,888	$4,805,144
Total noncurrent liabilities	4,443,975	2,065,841	3,833,235	1,926,345
Stockholders’ equity	13,121,525	14,305,213	13,201,347	15,128,350

Ratio of earnings to fixed charges (b)	11.87	31.51	19.02	10.90
Book value per share outstanding	$5.58	$6.11	$5.58	$6.26

(a) Adjusted to include the impact of the two-for one-stock split effective August 8, 2005.

(b) Ratio of earnings to fixed charges is calculated by dividing total earnings by total fixed charges. Total earnings is the summation of pretax income and fixed charges. Fixed charges is the summation of interest expense and an estimate of the interest expense attributable to operating leases which was derived by taking 8% of total operating lease payments.

Pro Forma Financial Information. Set forth below is our unaudited pro forma condensed consolidated financial information based on historical information which has been adjusted to give effect to the offer.

This condensed unaudited pro forma financial information is not necessarily indicative of either our financial position or results of operations that actually would have been attained had the purchase of shares pursuant to the offer and the related financing been completed at the dates indicated, or will be achieved in the future.

BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

	Historical June 30, 2006	Pro forma adjustments		Pro forma June 30, 2006

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$763,302			$763,302
Accounts receivable, net	3,618,859			3,618,859
Deferred tax asset	210,777			210,777
Prepaid expenses and other assets	555,712			555,712

Total current assets	5,148,650			5,148,650

PROPERTY AND EQUIPMENT, net	5,337,870			5,337,870

OTHER NONCURRENT ASSETS:
Intangible assets, net	12,662,055			12,662,055
Deferred charges and other assets	181,860			181,860

Total assets	$23,330,435			$23,330,435

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,768,524			$1,768,524
Accrued expenses	1,325,416			1,325,416
Accrued payroll and related expenses	2,203,286			2,203,286
Income taxes payable	369,037			369,037
Current maturities of long-term debt	98,672	796,250	(a)	894,922

Total current liabilities	5,764,935	796,250		6,561,185

LONG-TERM LIABILITIES:
Deferred tax liability, net	779,445			779,445
Long-term debt, net of current maturities	3,372,694	3,185,000	(b)	6,557,694
Other long-term obligations	291,836			291,836

Total liabilities	10,208,910	3,981,250		14,190,160

COMMITMENTS AND CONTINGENCIES (Note 10)

SHAREHOLDERS’ EQUITY:
Common Stock	8,670,773	(3,981,250	) (c)	4,689,523
Deferred equity compensation	(486,180)			(486,180)
Retained earnings	4,936,932			4,936,932

Total shareholders’ equity	13,121,525	(3,981,250)		9,104,275

Total liabilities and shareholders’ equity	$23,330,435			$23,330,435

Shares outstanding at end of period	2,349,824	(175,000	) (c)	2,174,824
Book value per share	$5.58			$4.19

(a)	Reflects the current portion of the debt incurred to acquire shares.

(b)	Reflects the long term portion of the debt incurred to acquire shares.

(c)	Reflects the repurchase of 175,000 shares of common stock assuming a mid-range price of $22.75 per share.

BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Historical Six months ended June 30, 2006	Pro forma adjustments		Pro forma Six months ended June 30, 2006

NET REVENUE:	$20,231,498			$20,231,498

DIRECT EXPENSES:

Clinical salaries and benefits	7,270,235			7,270,235
Dental supplies	1,153,206			1,153,206
Laboratory fees	1,325,258			1,325,258
Occupancy	2,150,881			2,150,881
Advertising and marketing	460,933			460,933
Depreciation and amortization	1,008,463			1,008,463
General and administrative	2,329,922			2,329,922

	15,698,898	—		15,698,898

Contribution from dental offices	4,532,600	—		4,532,600

CORPORATE EXPENSES:

General and administrative	2,222,273			2,222,273
Depreciation and amortization	66,642			66,642

Operating income	2,243,685	—		2,243,685

Interest expense (income), net	80,087	133,919	(a)	214,006

Income before income taxes	2,163,598	(133,919)		2,029,679
Income tax expense	838,107	(52,228	) (b)	785,879

Net income	$1,325,491	$(81,691)		$1,243,800

Net income per share:
Basic	$0.56			$0.57
Diluted	$0.52			$0.52

Weighted average shares used in calculation:
Basic	2,349,824	(175,000	) (c)	2,174,824
Diluted	2,546,337	(175,000	) (c)	2,371,337

Ratio of earnings to fixed charges (d)	11.87	—		6.69

(a)	Reflects the additional interest expense associated with the newly issued debt at an assumed interest rate of 6.9%.

(b)	Reflects the tax benefit associated with the pro forma adjustment at an effective tax rate of 39%

(c)	Reflects the repurchase of 175,000 shares of common stock.

(d)

Ratio of earnings to fixed charges is calculated by dividing total earnings by total fixed charges. Total earnings is the summation of pretax income and fixed charges. Fixed charges is the summation of interest expense and an estimate of the interest expense attributable to operating leases which was derived by taking 8% of total operating lease payments.

BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Historical Fiscal year ended December 31, 2005	Pro forma adjustments		Pro forma Fiscal year ended December 31, 2005

NET REVENUE:	$36,716,117			$36,716,117

DIRECT EXPENSES:
Clinical salaries and benefits	13,578,650			13,578,650
Dental supplies	2,215,685			2,215,685
Laboratory fees	2,446,344			2,446,344
Occupancy	3,864,640			3,864,640
Advertising and marketing	951,916			951,916
Depreciation and amortization	1,703,330			1,703,330
General and administrative	4,183,471			4,183,471

	28,944,036	—		28,944,036

Contribution from dental offices	7,772,081	—		7,772,081

CORPORATE EXPENSES:
General and administrative	4,235,510			4,235,510
Depreciation and amortization	139,512			139,512

Operating income	3,397,059	—		3,397,059

Interest expense (income), net	(12,204)	254,103	(a)	241,899

Income before income taxes	3,409,263	(254,103)		3,155,160
Income tax expense	1,244,960	(99,100	) (b)	1,145,860

Net income	$2,164,303	$(155,003)		$2,009,300

Net income per share:
Basic	$0.91			$0.92
Diluted	$0.82			$0.82

Weighted average shares used in calculation:
Basic	2,367,923	(175,000	) (c)	2,192,923
Diluted	2,624,286	(175,000	) (c)	2,449,286

Ratio of earnings to fixed charges (d)	19.02	—		7.54

(a)	Reflects the additional interest expense associated with the newly issued debt at an assumed interest rate of 6.9%.

(b)	Reflects the tax benefit associated with the pro forma adjustment at an effective tax rate of 39%

(c)	Reflects the repurchase of 175,000 shares of common stock.

(d)

Ratio of earnings to fixed charges is calculated by dividing total earnings by total fixed charges. Total earnings is the summation of pretax income and fixed charges. Fixed charges is the summation of interest expense and an estimate of the interest expense attributable to operating leases which was derived by taking 8% of total operating lease payments.

11. SOURCE AND AMOUNT OF FUNDS

Assuming that we purchase the maximum of 175,000 shares pursuant to this offer at the maximum Purchase Price, $28.00 per share, the total amount required by us to purchase these shares will be $4.9 million, exclusive of fees and other expenses. We expect to fund the purchase of the shares tendered in the offer from borrowings under the fixed rate term loan described below. The offer is subject to our receipt of such financing. See Section 7.

We received a commitment from a commercial bank for a $5 million five year fixed rate term loan (the “Loan”). The proceeds of the Loan will be used to finance the purchase of the shares in the offer. The interest rate will be fixed at the time the loan is funded. The interest rate will be either, or a combination of, a fixed rate, the bank’s Base Rate or LIBOR plus a LIBOR rate margin, at our option. The bank’s Base Rate computes interest at the higher of their “prime rate” or the Federal Funds Rate plus one-half percent (0.5%). The LIBOR option computes interest at the LIBOR rate as of the date such LIBOR Rate loan was made plus a LIBOR rate margin of 1.50%. We may prepay any fixed rate or Base Rate loan at any time and any LIBOR rate loan upon not less than three business days prior written notice given to the bank, but we are responsible for any loss or cost incurred by the lender in liquidating or employing deposits required to fund or maintain the LIBOR rate loan. The Loan amortizes quarterly over five years. The Loan requires us to maintain certain financial ratios on an ongoing basis. As of June 30, 2006, we were in compliance with these financial ratios. The Loan is secured by a pledge of our management agreements. We plan to repay the Loan by making quarterly principal and interest payments over the Loan’s five year term.

12.	INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES

As of August 9, 2006, we had 2,311,719 shares issued and outstanding. The 175,000 shares that we are offering to purchase represent approximately 7.6% of our outstanding shares. As of August 9, 2006, our directors and executive officers as a group, nine persons, beneficially owned an aggregate of 1,193,975 shares, including 294,666 shares covered by currently exercisable options granted under our stock option plan, representing approximately 45.8% of our outstanding shares, assuming the exercise by these persons of their currently exercisable options.

Our directors, officers and employees who own shares may participate in the offer on the same basis as our other shareholders.

Assuming we purchase 175,000 shares pursuant to the offer and our executive officers and directors do not tender any shares, then after the purchase of shares pursuant to the offer, our executive officers and directors as a group would own beneficially approximately 49.1% of our outstanding shares, assuming the exercise by these persons of their currently exercisable options.

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 9, 2006, by each director and each executive officer and all directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares	Percent of Class(1)(2)

Frederic W.J. Birner (3)	342,596	14.2%
Mark A. Birner, D.D.S. (4)	408,010	17.2%
Dennis N. Genty (5)	305,802	12.9%
Brooks G. O’Neil (6)	38,001	1.6%
Paul E. Valuck, D.D.S (7)	42,552	1.8%
Thomas D. Wolf (8)	57,014	2.4%

All executive officers and directors (six persons) (9)	1,193,975	45.8%

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days of August 9, 2006, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) Percentage of ownership for each beneficial owner is based on shares of common stock outstanding at August 9, 2006 plus any options currently exercisable or exercisable within 60 days of August 9, 2006, computed separately for each beneficial owner using information provided in the following footnotes.

(3) Includes 93,334 shares of common stock that are issuable upon the exercise of options that are currently exercisable.

(4) Includes 66,666 shares of common stock that are issuable upon the exercise of options that are currently exercisable.

(5) Includes 66,666 shares of common stock that are issuable upon the exercise of options that are currently exercisable. Includes 119,386 shares of common stock owned by Mr. Genty’s wife. Mr. Genty disclaims beneficial ownership of all shares held by his wife.

(6) Includes 26,000 shares of common stock that are issuable upon the exercise of options that are currently exercisable.

(7) Includes 12,000 shares of common stock that are issuable upon the exercise of options that are currently exercisable.

(8) Includes 30,000 shares of common stock that are issuable upon the exercise of options that are currently exercisable.

(9) Includes 294,666 shares of common stock issuable upon the exercise of options held by all executive officers and directors as a group that are currently exercisable or are exercisable within 60 days of August 9, 2006.

Based on our records and on information provided to us by our directors and executive officers, neither we nor any of our directors or executive officers have effected any transactions involving our common stock during the 60 days prior to August 31, 2006.

At our June 2005 annual meeting of shareholders, our shareholders approved the 2005 Equity Incentive Plan (“2005 Plan”), which reserved 300,000 shares of common stock for issuance. The 2005 Plan provides for the grant of incentive stock options, restricted stock, restricted stock units and stock grants to employees (including officers and employee-directors) and non-statutory stock options to employees, directors and consultants. The objectives of this plan include attracting and retaining the best personnel, providing for additional performance incentives by providing employees with the opportunity to acquire shares of our common stock. As of June 30, 2006, there were 67,800 shares available for issuance under the 2005 Plan. The option price of the stock options issued under the 2005 Plan is equal to the market price, or market price plus 10% for shareholders with 10% or more control of us, at the date of grant. These stock options expire seven years, or five years for shareholders with 10% or more control of us, from the date of the grant and vest annually over a service period ranging from three to five years. The 2005 Plan is administered by a committee of two or more outside directors from the our board of directors (the “Committee”). The Committee determines the eligible individuals to whom awards under the 2005 Plan may be granted, as well as the time or times at which awards will be granted, the number of shares subject to awards to be granted to any eligible individual, the life of any award, and any other terms and conditions of the grant in addition to those contained in the 2005 Plan.

The Employee Stock Option Plan (the “Employee Plan”) was adopted by our board of directors effective as of October 30, 1995, and as amended on September 4, 1997, February 28, 2002, and June 8, 2004, reserved 479,250 shares of common stock for issuance. The Employee Plan provided for the grant of incentive stock options to employees (including officers and employee-directors) and non-statutory stock options to employees, directors and consultants. The Employee Plan expired by its terms on October 30, 2005. As of June 30, 2006, there were 308,733 vested options outstanding and 105,666 unvested options outstanding under the Employee Plan.

The Dental Center Stock Option Plan (“Dental Center Plan”) was adopted by our board of directors effective as of October 30, 1995, and as amended on September 4, 1997, reserved 160,475 shares of common stock for issuance. The Dental Center Plan provided for the grant of non-statutory stock options to professional corporations that operate the Offices (“P.C.s”) that are parties to management agreements with us, and to dentists or dental hygienists who are either employed by or an owner of the P.C.s. The Dental Center Plan expired by its terms on October 30, 2005. As of June 30, 2006, there were 14,000 vested options outstanding and no unvested options outstanding under the Dental Center Plan.

The Savings Plan and Trust Agreement (the “401(k) Plan”) was adopted by our board of directors effective as of April 1, 1997. The 401(k) Plan allows participants to save money for retirement through salary deductions and also allows us to make matching contributions on a portion of the amount saved by participants. In addition, the 401(k) Plan provides that we may make profit sharing contributions to participants. At our discretion, the profit sharing contribution may be made in shares of our common stock. As of June 30, 2006, there were 5,043 vested shares of common stock contributed by us held by participants in the 401(k) Plan. These shares are held in a restricted account within the 401(k) Plan and participants do not have the individual right to vote or sell these shares, including pursuant to this offer.

13. LEGAL MATTERS; REGULATORY APPROVALS

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated herein or of any approval or other action by, or any filing with, any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by us as contemplated herein. Should any approval or other action be required, we presently contemplate that the approval or other action will be sought. We are unable to predict whether we may determine that we are required to delay the acceptance for payment of or payment for shares tendered pursuant to this offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligations under the offer to accept for payment and pay for shares is subject to certain conditions. See Section 7.

14. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following describes the material United States federal income tax consequences of the offer that may be relevant to U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares of our common stock held as capital assets and does not deal with all tax consequences that may be relevant to all categories of shareholders (such as dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold shares as a position in a straddle or similar transaction). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of options. This discussion does not address the state, local or foreign tax consequences of participating in the offer. Shareholders should consult their tax advisors as to the particular consequences to them of participation in the offer.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if either: (A) a United States court is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust or (B) a trust has a valid election in effect to be treated as a United States person under applicable treasury regulations. The term also includes nonresident alien individuals, foreign corporations, foreign partnerships, and foreign estates and trusts (“foreign shareholders”) to the extent that their ownership of the shares is effectively connected with the conduct of a trade or business within the United States, as well as certain former citizens and residents of the United States who, under certain circumstances, are taxed on income from U.S. sources as if they were citizens or residents. It should also be noted that certain “single member entities” are disregarded for U.S. federal income tax purposes. Such foreign shareholders that are single member non-corporate entities, should consult with their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. A non-U.S. Holder is a shareholder other than a U.S. Holder.

Non-U.S. Holders should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the offer and should also see Section 3 for a discussion of the applicable United States backup withholding and withholding tax rules and the potential for obtaining a refund of all or a portion of any taxes withheld.

U.S. Holders of shares who do not participate in the offer will not incur any tax liability as a result of the consummation of the offer.

An exchange of shares for cash pursuant to the offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder who receives cash pursuant to the offer will, depending on such Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (i) results in a “complete termination” of all of such Holder’s equity interest in us, (ii) results in a “substantially disproportionate” redemption with respect to such Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take account of stock that such U.S. Holder constructively owns under attribution rules, pursuant to which the U.S. Holder will be treated as owning our stock owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may, under certain circumstances, waive attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will generally be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then outstanding shares owned by such U.S. Holder immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S.

Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the shares for more than one year as of the date of the exchange. Limitations may apply to the deductibility of capital losses.

If a U.S. Holder does not meet the requirements of Section 302 of the Code, the entire amount of cash received by such U.S. Holder pursuant to the exchange, without reduction for the tax basis of the shares exchanged, will be treated as a dividend to the extent of the U.S. Holder’s allocable portion of our current and accumulated earnings and profits. Provided certain holding period requirements are satisfied, non-corporate Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends. Non-corporate U.S. Holders should consult their tax advisors regarding the tax treatment of any loss on the sale of shares with respect to which they have received an “extraordinary dividend,” as defined in the Code. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (i) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it will be subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

We cannot predict whether or the extent to which the offer will be oversubscribed. If the offer is oversubscribed, proration of tenders pursuant to the offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for federal income tax purposes pursuant to the rules discussed above.

See Section 3 with respect to the application of federal income tax withholding and backup withholding.

EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF THE OFFER IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

15. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

We expressly reserve the right, in our sole discretion, to extend the period of time during which the offer is open by giving oral or written notice of the extension to the depositary and making a public announcement thereof. There can be no assurance, however, that we will exercise our right to extend the offer. During any extension, all shares previously tendered will remain subject to the offer, except to the extent that shares may be withdrawn as set forth in Section 4. We also expressly reserve the right, in our sole discretion, (i) to terminate the offer and not accept for payment any shares not previously accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires us either to pay the consideration offered or to return the shares tendered promptly after the termination or withdrawal of the offer, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof, by giving oral or written notice of the termination to the depositary and making a public announcement thereof; and (ii) to amend the offer in any respect. Amendments to the offer may be effected by public announcement. Without limiting the manner in which we may choose to make public announcement of any extension, termination or amendment, we shall have no obligation, except as otherwise required by applicable law, to publish, advertise or otherwise communicate any public announcement, other than by making a release to PR News Wire, Dow Jones News Service, or another comparable news service, except in the case of an announcement of an extension of the offer, in which case we shall have no obligation to publish, advertise or otherwise communicate the announcement other than by issuing a notice of the extension by press release or other public announcement, which notice shall be issued no later than 10:00 a.m., Mountain time, on the next business day after the previously scheduled expiration date. Material changes to information previously provided to holders of the shares in this offer or in documents furnished subsequent thereto will be disseminated to holders of shares in compliance with Rule 13e-4(e)(3) promulgated by the SEC under the Exchange Act.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the terms or information. In a published release, the SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of a material change is first published, sent or given. The offer will continue or be extended for at least ten business days from the time we publish, send or give holders of shares a notice that we will (i) increase or decrease the price we will pay for shares or (ii) increase, except for an increase not exceeding 2% of the outstanding shares, or decrease the number of shares we seek.

16. FEES AND EXPENSES

Computershare Trust Company, Inc. will act as the information agent in connection with the offer. Computershare Trust Company, Inc., as information agent, may contact shareholders by mail, telephone, facsimile, telex, telegraph, other electronic means and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the offer to beneficial owners.

We have also retained Computershare Trust Company, Inc. as depositary in connection with the offer. We have agreed to indemnify the depositary against certain liabilities in connection with the offer.

The information agent and depositary will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. The amount of such compensation is not material to us.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer. We will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to their customers.

Neither the information agent nor the depositary has been retained to make solicitations or recommendations in connection with the offer.

17. MISCELLANEOUS

The offer is being made to all holders of shares. We are not aware of any state where the making of the offer is prohibited by administrative or judicial action pursuant to a valid state statute. If we become aware of any valid state statute prohibiting the making of the offer, we will make a good faith effort to comply with the statute. If, after such good faith effort, we cannot comply with the statute, the offer will not be made to, nor will tenders be accepted from or on behalf of, holders of shares in that state. In those jurisdictions whose securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by the one or more registered brokers or dealers licensed under the laws of these jurisdictions.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or make any representation on our behalf in connection with the offer other than those contained in this offer to purchase, the related letter of transmittal or in the other documents that constitute a part of the offer. If given or made, you should not rely on that information or representation as having been authorized by us.

BIRNER DENTAL MANAGEMENT SERVICES, INC.

August 31, 2006

Questions and requests for assistance may be directed to the information agent at the telephone number listed below. Additional copies of this offer to purchase, the letter of transmittal, the notice of guaranteed delivery or any other tender offer materials may be obtained from the information agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the offer.

The information agent for the offer is:

Computershare Trust Company, Inc.
350 Indiana Street, Suite 800
Golden, Colorado 80401

Toll Free Number: 1-800-962-4284 (extension 4732)

The letter of transmittal, certificates for shares and any other required documents should be sent or delivered by the shareholder or the shareholder’s broker, dealer, bank, trust company or other nominee to the depositary at the address listed below. Any questions concerning tender procedures may be directed to the depositary at the telephone number listed below.

The depositary for the offer is: Computershare Trust Company, Inc.

Toll Free Number: 1-800-962-4284 (extension 4732)

By Mail:	By Hand or Overnight Courier:

Computershare Trust Company, Inc. P.O. Box 1596 Denver, Colorado 80201-1596	Computershare Trust Company, Inc. 350 Indiana Street, Suite 800 Golden, Colorado 80401